kpmg

KPMG LLP
Chartered Accountants	Telephone (604) 691-3000
Box 10426, 777 Dunsmuir Street	Telefax (604) 691-3031
Vancouver, BC V7Y 1K3	www.kpmg.ca
Canada

British Columbia Securities Commission

P.O. Box 10142, Pacific Centre

500 - 701 West Georgia Street

Vancouver BC V7Y 1L2

Dear Sirs/Mesdames

Re: Pacific Stratus Ventures Ltd.

We have read the Notice of Pacific Stratus Ventures Ltd. dated February 27, 2002 and are in agreement with the statements contained in such notice.

Yours very truly,

/s/ "KPMG LLP"

Chartered Accountants

Vancouver, Canada

March 15, 2002